Exhibit 11.1

Municipal Mortgage & Equity, LLC
Statement of Computation Earnings per Share

	For the year ended December 31, 2004			For the year ended December 31, 2003			For the year ended December 31, 2002
	Income	Shares	Per Share	Income	Shares	Per Share	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount
(In thousands, except share and per share data)

Basic EPS

Net income before cumulative effect of a change in accounting principle and discontinued operations	$15,437		$0.44	$47,975		$1.63	$28,796		$1.16
Discontinued operations	11,080		0.32	25,748		0.88			—
Cumulative effect of a change in accounting principle	520		0.02	(1,228)		(0.04)	—		—

Income allocable to common shares	$27,037	34,521,842	$0.78	$72,495	29,397,521	$2.47	$28,796	24,904,437	$1.16

Effect of Dilutive Securities

Options and deferred shares	—	262,046		—	368,511		—	447,594
Earnings contingency	—	—		—	—		—	121,784

Diluted EPS

Income allocable to common shares plus assumed conversions	$27,037	34,783,888	$0.78	$72,495	29,766,032	$2.44	$28,796	25,473,815	$1.13